Exhibit 99.1

UTC REPORTS FIRST QUARTER EARNINGS PER SHARE INCREASE 19 PERCENT;

IMPROVES 2005 EPS OUTLOOK

HARTFORD, Conn., April 20, 2005 – United Technologies Corp. (NYSE:UTX) today reported first quarter 2005 earnings per share increased 19 percent to $1.28 compared with the year ago first quarter. Consolidated revenues increased 9 percent to $9.4 billion, reflecting six points of organic growth and contribution from the Linde commercial refrigeration business.

“This is an exceptional start to 2005 and gives us confidence to raise our full year earnings outlook accordingly. We now expect full year earnings growth of 12 to 16 percent, or $5.90 to $6.15 per share on a pre-split basis. With Kidde now closed we see revenues of approximately $43 billion for the year,” said Chairman and Chief Executive Officer George David.

UTC announced at its Annual Meeting last week a two-for-one stock split, effective June 10, 2005.

First quarter net income increased $100 million to $651 million, including stock option expense in both years. Cash flow from operations was $846 million, including $65 million in voluntary pension contributions. After capital expenditures of $152 million, cash flow again exceeded net income in the quarter.

“Double digit profit growth at Otis, Pratt & Whitney, Sikorsky, and UTC Fire & Security fueled margin expansion in the quarter,” said David. “The businesses are executing well, overcoming $100 million in higher commodity costs in the quarter while delivering strong cash flow. With a good economic environment worldwide, solid organic growth, and the recent addition of Kidde, we see continued momentum across the company. UTC is in great shape,” David added.

First quarter results include $50 million of restructuring costs and a smaller gain from the sale of an equity security. Restructuring costs, including approximately $100 million of additional trailing costs from previously announced actions, are expected to exceed favorable items for the year.

First quarter 2004 results included a $.06 per share charge at Pratt & Whitney for collaboration accounting litigation dating from more than ten years ago.

Foreign currency translation added $.03 to earnings per share in the quarter.

The company also affirmed guidance for 2005 cash flow from operations less capital expenditures equal to net income before potential voluntary contributions of $500 million to pension plans.

The accompanying tables include information integral to assessing the company’s financial position, operating performance and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries.

This release is supplemented by presentation materials that are available on UTC’s website at www.utc.com, and includes “forward looking statements” concerning expected revenues, earnings, cash flow and other matters that are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the health of the global economy; strength of end market demand in building construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company specific items including the availability and impact of acquisitions, the rate and ability to effectively integrate these acquired businesses, the ability to achieve cost reductions at planned levels, and the outcome of legal proceedings. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information in the “Business” section of UTC’s Annual Report on Form 10-K, the information included in UTC’s 10-K and 10-Q Reports under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the information included in Current Reports on Form 8-K. # # #

United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended March 31, (Unaudited)
(Millions, except per share amounts)	2005	2004
Revenues	$9,407	$8,646

Cost and Expenses
Cost of goods and services sold	6,815	6,275
Research and development	291	311
Selling, general and administrative	1,213	1,140

Operating Profit	1,088	920
Interest expense	100	87

Income before income taxes and minority interests	988	833

Income taxes	(277)	(230)
Minority interests	(60)	(52)

Net Income	$651	$551

Earnings Per Share of Common Stock
Basic	$1.31	$1.11
Diluted	$1.28	$1.08

Average Shares
Basic	496	498
Diluted	508	508

As described on the following pages, consolidated results for the quarters ended March 31, 2005 and 2004 include restructuring and related charges and favorable items.

United Technologies Corporation

Segment Revenues and Operating Profit

	Quarter Ended March 31, (Unaudited)
(Millions)	2005	2004
Revenues

Otis	$2,322	$2,102
Carrier	2,705	2,230
UTC Fire & Security	764	703
Pratt & Whitney	2,013	1,939
Hamilton Sundstrand	1,028	926
Sikorsky	605	560

Segment Revenues	9,437	8,460
Eliminations and other	(30)	186

Consolidated Revenues	$9,407	$8,646

Operating Profit

Otis	$422	$302
Carrier	152	62
UTC Fire & Security	39	31
Pratt & Whitney	340	206
Hamilton Sundstrand	152	131
Sikorsky	53	46

Segment Operating Profit	1,158	778
Eliminations and other	11	217
General corporate expenses	(81)	(75)

Consolidated Operating Profit	$1,088	$920

As described on the following page, consolidated results for the quarters ended March 31, 2005 and 2004 include restructuring and related charges and favorable items.

United Technologies Corporation

Consolidated Operating Profit

Consolidated operating profit for the quarters ended March 31, 2005 and 2004 includes restructuring and related charges as follows:

	Quarter Ended March 31,
Restructuring and Related Charges	2005	2004
Otis	$5	$68
Carrier	25	113
UTC Fire & Security	1	—
Pratt & Whitney	10	51
Hamilton Sundstrand	9	20
Sikorsky	—	1

Segment Operating Profit	50	253
Corporate Expense	—	—
Eliminations and other	—	6

Consolidated Operating Profit	$50	$259

Consolidated results for the quarters ended March 31, 2005 and 2004 include the following favorable items:

2005

•	$32 million gain from the sale of a portion of the shares held in Snecma, a French aerospace company (included in eliminations and other)

2004

•	$250 million gain following a payment from DaimlerChrysler in consideration for the Corporation’s release of certain commitments made by DaimlerChrysler in support of MTU Aero Engines GmbH (included in eliminations and other)

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	March 31, 2005 (Unaudited)	December 31, 2004 (Audited)
Assets
Cash and cash equivalents	$1,963	$2,265
Accounts receivable, net	6,564	6,315
Inventories and contracts in progress, net	5,298	5,006
Other current assets	1,921	1,936

Total Current Assets	15,746	15,522

Fixed assets, net	5,160	5,231
Goodwill, net	10,003	10,111
Intangible assets, net	1,988	2,016
Other assets	7,638	7,413

Total Assets	$40,535	$40,293

Liabilities and Shareowners’ Equity

Short-term debt	$622	$1,360
Accounts payable	3,603	3,490
Accrued liabilities	8,528	8,097

Total Current Liabilities	12,753	12,947

Long-term debt	4,223	4,231
Other liabilities	7,932	7,939
Minority interest in subsidiary companies	927	910

Total Liabilities	25,835	26,027

Shareowners’ Equity:
Common Stock	8,031	7,850
Treasury Stock	(6,423)	(6,312)
Retained Earnings	14,310	13,880
Accumulated other non-shareowners’ changes in equity	(1,218)	(1,152)

	14,700	14,266

Total Liabilities and Shareowners’ Equity	$40,535	$40,293

Debt Ratios:
Debt to total capitalization	25%	28%
Net debt to net capitalization	16%	19%

United Technologies Corporation

Condensed Statement of Cash Flows

	Quarter Ended March 31, (Unaudited)
	2005	2004
Operating Activities
Net Income	$651	$551
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	226	262
Deferred income taxes and minority interest	98	55
Stock compensation cost	35	43
Changes in working capital	(104)	290
Voluntary contributions to pension plans	(65)	(308)
Other, net	5	(133)

Net Cash Provided by Operating Activities	846	760

Investing Activities
Capital expenditures	(152)	(123)
Acquisitions and disposal of businesses, net	(120)	(41)
Other, net	98	68

Net Cash Used in Investing Activities	(174)	(96)

Financing Activities
Decrease in borrowings, net	(735)	(281)
Dividends paid on Common Stock	(208)	(166)
Repurchase of Common Stock	(115)	(216)
Other, net	82	104

Net Cash Used in Financing Activities	(976)	(559)

Effect of foreign exchange rates	2	3

Net (decrease) increase in cash and cash equivalents	(302)	108

Cash and cash equivalents - beginning of period	2,265	1,623

Cash and cash equivalents - end of period	$1,963	$1,731

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	UTC adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment”, (SFAS 123(R)) as of January 1, 2005 using the modified retrospective method described in the standard. This standard requires the cost of stock options to be measured at fair value and recognized in the statement of operations on the grant date. In accordance with the standard all periods prior to January 1, 2005 were restated to reflect the impact of the standard as if it had been adopted on January 1, 1995, the original effective date of SFAS No. 123.

(2)	Certain reclassifications have been made to prior year amounts to conform to current year presentation.

(3)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(4)	Organic growth represents the total reported revenue increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring revenues that are not included in organic growth in 2005 include a $32 million gain on the sale of securities. Non-recurring revenues that were not included in organic growth in the first quarter of 2004 include the gain of $250 million associated with the payment from DaimlerChrysler.